Exhibit 99.1

Orient Paper, Inc. Retains CCG Investor Relations

Press Release

Source: Orient Paper, Inc.

On Monday August 3, 2009, 9:30 am EDT

BAODING, Hebei, China, Aug. 3 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (OTC Bulletin Board: OPAI - News; “Orient Paper” or the “Company”), which controls and operates Hebei Baoding Orient Paper Milling Co., Ltd. (“HBOP”), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced that it has retained CCG Investor Relations to design and execute its investor relations campaign.

“We look forward to working closely with CCG to design and implement an investor relations campaign that will increase our profile in the US investment community and improve our communication with investors, media outlets and our shareholders,” said Liu Zhenyong, chairman and chief executive officer of Orient Paper. “Given CCG's track record of professional experience representing a wide spectrum of high growth, US-listed Chinese companies, we are confident that our new partnership will help us build long term shareholder value.”

Through its wholly owned subsidiaries, Shengde Holdings, Inc. and Baoding Shengde Paper Co., Ltd., Orient Paper controls and operates HBOP, which manufactures and distributes paper products in Northern China. The Company targets the mid to high-end paper market with products such as corrugated paper and mid to high-grade offset paper products.

Orient Paper possesses ISO 9000-2000 certification and Pollution Discharge Permit which enables the Company to operate in compliance with PRC environmental regulations. It currently operates nine production lines with total annual capacity of 170,000 tons as of December 31, 2008. For the year ended December 31, 2008, Orient Paper's revenue rose 64% to $65.2 million and net income rose 116% to $8.8 million, or $0.20 per basic and diluted share, as a result of the launch of commercial production of the Company's ninth production line during the year.

China's rapid economic growth, urbanization, increase in per capita income, modern shopping facilities and advertising have led to increased demand for a wide variety of paper and packaging products. Consumption of paper and board currently exceeds domestic supply and China is expected to become the world's largest paper making and consumption market by 2015, according to the China Paper Association.

“Orient Paper is a high growth company with a solid and profitable core business. The Company's close proximity to the large urban centers in northern China allows easy access to over 100 customers that consume approximately 15,000 tons of paper each day. The Company's key location also reduces freight costs and provides ready access to its primary raw material, recycled paper,” commented Crocker Coulson, president of CCG Investor Relations. “We are confident in the management team's vision as the Company embarks on the next stage of growth, which includes the new, high end products, capacity expansion, technological improvements and strategic acquisitions.”

About CCG Investor Relations

CCG is one of the nation's leading investor relations and strategic communications agencies. In business for more than 30 years, the agency provides a complete range of investor communications and counseling services to nearly 80 clients across multiple capital markets. CCG has been awarded a number of industry honors for its handling of complex investor relations and crisis communications matters. The agency's corporate headquarters is in Los Angeles with additional offices in New York, San Francisco, Beijing, Shanghai, Shenzhen, Frankfurt and Tel Aviv. For further information, contact CCG directly, or visit CCG's web sites at http://www.ccgir.com and http://www.ccgirasia.com.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc. and Baoding Shengde Paper Co., Ltd., controls and operates Hebei Baoding Orient Paper Milling Co., Ltd (“HBOP”). Founded in 1996, HBOP is engaged in the production and distribution of products such as printing paper, uncoated and coated paper, corrugated paper, plastic paper, graphic design paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. As one of the largest paper producers in Hebei Province, China, the Company is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the availability of funds and working capital to finance its activities; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For more information, please contact:

Orient Paper, Inc.
Sally Yang, Director, Investor Relations
Phone: +86-312-869-8215
Email: info@orientalpapercorporation.com

CCG Investor Relations Inc.
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web:	http://www.ccgirasia.com